EXHIBIT 23.2

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 24, 1997, with respect to the Statement of Revenues and Direct Operating Expenses of the Working Interest in Mobile Area Block 864 Unit acquired by Callon Petroleum Operating Company for the year ended December 31, 1996 included in the Registration Statement on Form S-4 and related Prospectus of Callon Petroleum Company dated September 25, 1997 to exchange up to $36,000,000 aggregate principal amount of its 10.125% Series B Senior Subordinated Notes due 2002 for a like principal amount of its outstanding 10.125% Series A Senior Subordinated Notes Due 2002.

                                                           /S/ ERNST & YOUNG LLP
                                                               ERNST & YOUNG LLP

Houston, Texas
September 24, 1997